Exhibit 99.1

NEWS RELEASE DATED 07-09-2002

For Additional Information, Contact Robert O. Bratton, Chief Financial Officer (704) 688-4473 or Jan H. Hollar, Director of Finance (704) 688-4467

FOR IMMEDIATE RELEASE

July 9, 2002

First Charter Earns $10.0 Million, or $0.32 Per Share,
In the Second Quarter

Charlotte, North Carolina – First Charter Corporation (NASDAQ: FCTR) reported today second quarter earnings of $10.0 million, or $0.32 per share (diluted), an increase in earnings from $8.9 million, or $0.28 per share (diluted), a year ago. For the first half of 2002, First Charter reported earnings of $18.6 million, or $0.60 per share (diluted) compared to $17.7 million, or $0.56 per share (diluted) for the same period in 2001. Earnings for the three and six months ended June 30, 2002 included a $1.0 million ($0.7 million, or $0.02 diluted earnings per share, after-tax) gain recognized on the sale of excess bank property.

“First Charter is pleased with our results for the second quarter of 2002,” commented President and Chief Executive Officer Lawrence M. Kimbrough. “The $0.32 diluted earnings per share achieved in the second quarter during weak economic conditions exemplifies our focus on providing our customers the products and services they need with the outstanding customer service they deserve.”

Net Interest Income
 Second Quarter
 Net interest income increased to $28.6 million compared to $26.3 million for the same period in 2001. Net interest income increased primarily due to an increase in average earning assets, which was partially offset by a decrease in the net interest margin. The net interest margin decreased to 3.61% in the second quarter of 2002 from 3.73% for the same period in 2001. This decrease was driven by the 475 basis point reduction in the prime rate during 2001 that significantly reduced the net interest margin due to the asset sensitive nature of the balance sheet.

Year-to-Date
 Net interest income increased $4.4 million to $56.2 million compared to the first half of 2001. Net interest income increased primarily due to an increase in average earning assets, which was partially offset by a decrease in the net interest margin. The net interest margin for the six months ended June 30, 2002 decreased to 3.63% from 3.81% for the same period in 2001. As noted above, the asset sensitive nature of the balance sheet has led to this decrease.

Noninterest Income
 Second Quarter
 Noninterest income increased 33% to $11.7 million compared to the same period in 2001. The increase includes a $1.0 million gain on sale of excess bank property. Removing the effect of this gain, noninterest income increased 21% to $10.7 million. The primary drivers of this increase were growth in service charges on deposit accounts, gains from the restructuring of the securities available for sale investment portfolio, growth in First Charter Insurance Services, and increased trading gains. Premiums earned on written covered call options on fixed income securities comprised the majority of the trading gains. Decreased mortgage fee income offset a portion of these increases. During 2002, mortgage loans have been retained by the bank instead of selling these loans into the secondary market. By placing these mortgage loans on the balance sheet, the mortgage fee income is recognized over the life of the loan versus at the time of sale as in prior periods. In order to further reduce interest rate risk, during the second quarter of 2002, restructuring of the securities available for sale investment portfolio resulted in gains of $0.2 million. In addition, the equity securities portfolio was further reduced resulting in gains of $0.4 million.

Year-to-Date
 Noninterest income increased 31% to $22.6 million compared to the same period in 2001. Excluding the $1.0 million gain on sale of excess bank property, noninterest income increased 25% to $21.6 million. The primary drivers of this increase were higher service charges on deposit accounts, gains from the restructuring of the securities available for sale investment portfolio (as described below), trading gains, brokerage income, and First Charter Insurance Services income. Net losses from equity method investments and decreased mortgage fee income offset a portion of these increases.

During 2002, we restructured a portion of the securities available for sale investment portfolio to reduce interest rate risk. We sold approximately $248.8 million of longer maturities and replaced them with securities having shorter maturities. In addition, the equity securities portfolio was reduced in order to focus First Charter’s efforts on other activities that could result in greater returns. These restructurings resulted in gains aggregating approximately $0.8 million. In addition, gains on sales of callable securities amounted to $1.2 million for the first half of 2002. As part of the active management of the securities available for sale portfolio, callable securities which appear to be on the verge of being called are sold in order to realize their gain in value.

Net losses from equity method investments of $2.9 million offset a portion of the increase in noninterest income. First Charter’s equity method investments represent investments in venture capital limited partnerships. First Charter recognizes gains or losses from equity method investments based upon changes in its share of the fair market value of the limited partnerships’ investments as reported by such limited partnerships. Due to the nature of these investments, further volatility may occur.

Noninterest Expense
 Second Quarter
 Noninterest expense totaled $24.3 million compared to $20.9 million for the same period in 2001. The major contributors to this increase for the second quarter relate to the implementation of a new computer operating system beginning in late 2001 and the costs associated with additional personnel. Additionally, as revenues increased in certain noninterest income categories, incentive compensation based on that revenue increased as well. The efficiency ratio increased to 61.18% compared to 59.05% for the second quarter of 2001.

Year-to-Date
 Noninterest expense totaled $48.9 million compared to $40.9 million a year ago. The major contributing factors to this increase include expenses associated with the implementation of a new computer operating system beginning in late 2001, increased occupancy and equipment depreciation expense associated with putting the First Charter Center into service in April of 2001, the costs associated with additional personnel, and incentive compensation on noninterest income. The efficiency ratio increased to 65.23% compared to 58.97% for the first six months of 2001. A significant portion of the increase in the efficiency ratio relates to the $2.9 million net losses from equity method investments recognized during the first quarter of 2002. Excluding the net losses from equity method investments, the efficiency ratio for the first half of 2002 was 62.77%.

Income Tax Expense
 Total income tax expense for the second quarter of 2002 amounted to $3.8 million compared to $4.2 million for the same period in 2001. Income tax expense for the first half of 2002 amounted to $7.0 million compared to $8.4 million for the first half of 2001. In the normal course of business, First Charter evaluates and implements tax-planning strategies. As a result of these strategies, the effective tax rate for the second quarter of 2002 and the first half of 2002 decreased to 27.3% compared to 32.3% for the second quarter of 2001 and 32.1% for the first half of 2001.

Balance Sheet
 Total assets at June 30, 2002 amounted to $3.49 billion as compared to $3.33 billion at December 31, 2001 and $3.14 billion at June 30, 2001. Net loans at June 30, 2002 amounted to $2.10 billion as compared to $1.93 billion at December 31, 2001 and $1.94 billion at June 30, 2001. The increase in net loans reflects increased loan demand experienced during the first half of 2002.

The securities available for sale portfolio increased to $1.10 billion at June 30, 2002 as compared to $1.08 billion at December 31, 2001 and $0.94 billion at June 30, 2001. The increase over the same period in 2001 reflects net additions to the investment portfolio.

Total deposits at June 30, 2002 amounted to $2.26 billion compared to $2.16 billion at December 31, 2001 and $2.12 billion at June 30, 2001. The increase in deposits reflects the continued efforts to broaden existing customer relationships and develop new ones.

Shareholders’ equity at June 30, 2002 was $324.1 million, which represented a book value per share of $10.51 and an equity-to-asset ratio of 9.29%. Based on the $18.45 closing price of First Charter Corporation common stock at June 28, 2002, the last trading day during the quarter, the Corporation had a market capitalization of $568.8 million.

Asset Quality
 Provision for Loan Losses
 The provision for loan losses for the three months ended June 30, 2002 amounted to $2.2 million compared to $1.2 million for the same period in 2001. The provision for loan losses for the six months ended June 30, 2002 amounted to $4.3 million compared to $1.9 million a year ago. These increases in the provision for loan losses were due to increased net charge-offs, specifically in connection with commercial loans as a result of soft economic conditions, higher levels of nonaccrual loans, and increased net loan growth during 2002.

Net Charge-Offs
 Net charge-offs for the three months ended June 30, 2002 increased to $1.6 million from $1.2 million for the same period in 2001. Net charge-offs for the six months ended June 30, 2002 increased to $3.0 million from $1.9 million a year ago. These increases in net charge-offs were due to increases in commercial loan charge-offs during the first half of 2002. First Charter continues to monitor the asset quality of the loan portfolio. Charge-offs are recorded when the financial condition of the borrower and the likelihood of repayment warrant such action.

Net loan charge-offs as a percentage of average gross loans decreased to 0.31% for the annualized three months ended June 30, 2002 compared to 0.33% for the year ended December 31, 2001 and increased from 0.24% for the annualized three months ended June 30, 2001.

Nonperforming Assets
 Nonaccrual loans at June 30, 2002 increased to $30.7 million from $23.8 million at December 31, 2001 and $28.6 million at June 30, 2001. The increase in nonaccrual loans during the first half of 2002 was primarily due to the addition of several large real estate loans to nonaccrual status. During the first six months of 2002, other real estate, received through loan foreclosure, increased to $8.4 million from $8.0 million at December 31, 2001 and $3.5 million at June 30, 2001. The increase in other real estate over the same period in 2001 was primarily due to the foreclosure on one large commercial property during the fourth quarter of 2001. Total nonperforming assets and loans 90 days or more past due and still accruing increased to $39.0 million at June 30, 2002 compared to $32.0 million at December 31, 2001 and $32.3 million at June 30, 2001.

As a percentage of total assets, nonperforming assets increased to 1.12% at June 30, 2002 compared to 0.96% at December 31, 2001 and 1.02% at June 30, 2001.

Allowance for Loan Losses
 The allowance for loan losses as a percentage of total loans decreased to 1.28% at June 30, 2002 compared to 1.32% at December 31, 2001 and 1.42% at June 30, 2001. First Charter monitors the adequacy of the allowance for loan losses to cover inherent losses in the loan portfolio through the use of a loan loss migration model. Although First Charter has experienced an increase in nonaccrual loans and net charge-offs during 2002, the loan loss migration model supports the current level of allowance for loan losses as a percentage of total loans. The decrease in the allowance for loan losses as a percentage of total loans at June 30, 2002 when compared to December 31, 2001, is primarily due to an increase in 1-4 family mortgages and home equity lines of credit. Growth in 1-4 family mortgages and home equity lines of credit account for 70% and 68% of the loan growth for the three and six months ended June 30, 2002, respectively. This type of secured lending generally requires lower allowance percentages in the allowance model.

Share Repurchase Program
 On January 24, 2002, First Charter Corporation announced the authorization to repurchase up to 1.5 million shares of its common stock. As of June 30, 2002, no shares have been repurchased under this authorization.

Conference Call
 First Charter executive management will be available via telephone conference to discuss the contents of this press release as well as to present growth and earnings estimates for the third quarter of 2002 on Wednesday, July 10, 2002 at 1:00 p.m. The following table outlines access information for the conference call and audio replay:

	US/Canada Participants	International Participants
Live Conference Call	888-482-0024 ID # 492922	617-801-9702 ID # 492922

Internet Live and Replay	www.FirstCharter.com “Investor Relations” section	www.FirstCharter.com “Investor Relations” section

Audio Replay	888-286-8010 ID # 48366	617-801-6888 ID # 48366

Corporate Profile
First Charter Corporation is a regional financial services company with assets of $3.49 billion and is the holding company for First Charter Bank. First Charter operates 52 financial centers, five insurance offices and 99 ATMs located in 17 counties throughout the western half of North Carolina. First Charter also operates one mortgage origination office in Virginia. First Charter provides businesses and individuals with a broad range of financial services, including banking, financial planning, funds management, investments, insurance, mortgages and a full array of employee benefit programs. Additional information about First Charter can be found by visiting www.FirstCharter.com or by calling 1-800-601-8471. First Charter’s common stock is traded under the symbol “FCTR” on the NASDAQ National Market.

Forward Looking Statements
This news release contains forward looking statements with respect to the financial conditions and results of operations of First Charter Corporation. These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) projected business increases in connection with the implementation of our business plan are lower than expected; (2) competitive pressure among financial services companies increases significantly; (3) costs or difficulties related to the integration of acquisitions or expenses in general are greater than expected; (4) general economic conditions, in the markets in which the company does business, are less favorable than expected; (5) risks inherent in making loans, including repayment risks and risks associated with collateral values, are greater than expected; (6) changes in the interest rate environment reduce interest margins and affect funding sources; (7) changes in market rates and prices may adversely affect the value of financial products; (8) legislation or regulatory requirements or changes adversely affect the businesses in which the company is engaged; and (9) decisions to change the business mix of the company. For further information and other factors which could affect the accuracy of forward looking statements, please see First Charter’s reports filed with the SEC pursuant to the Securities Exchange Act of 1934 which are available at the SEC’s website (www.sec.gov) or at First Charter’s website (www.FirstCharter.com). Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management’s judgments only as of the date hereof. The company undertakes no obligation to publicly revise those forward looking statements to reflect events and circumstances that arise after the date hereof.

(Selected financial information is attached)

First Charter Corporation and Subsidiaries	(NASDAQ: FCTR)
Quarterly Earnings Release

	For the Three Months Ended		Increase (Decrease)

(Dollars in thousands, except per share data)	6/30/2002	6/30/2001	Amount	Percentage

INCOME STATEMENT
Interest income — taxable equivalent	$49,877	$55,870	$(5,993)	(10.7)%
Interest expense	20,825	29,043	(8,218)	(28.3)

Net interest income — taxable equivalent	29,052	26,827	2,225	8.3
Less: Taxable equivalent adjustment	444	479	(35)	(7.3)

Net interest income	28,608	26,348	2,260	8.6
Provision for loan losses	2,240	1,190	1,050	88.2

Net interest income after provision for loan losses	26,368	25,158	1,210	4.8
Noninterest income	11,694	8,814	2,880	32.7
Noninterest expense	24,322	20,878	3,444	16.5

Income before income taxes	13,740	13,094	646	4.9
Income taxes	3,751	4,223	(472)	(11.2)

Net income	$9,989	$8,871	$1,118	12.6%

EARNINGS PER SHARE DATA
Basic	$0.32	0.28	$0.04	14.3%
Diluted	0.32	0.28	0.04	14.3
Weighted average shares — basic	30,829,356	31,719,241
Weighted average shares — diluted	31,098,379	31,906,705
Dividends paid on common shares	$0.18	0.18	$—	—%

PERFORMANCE RATIOS
Return on average assets	1.15%	1.15%
Return on average equity	12.43	11.12
Efficiency — taxable equivalent (*)	61.18	59.05

	For the Three Months Ended

SCHEDULE OF OTHER ITEMS INCLUDED IN EARNINGS	6/30/2002	6/30/2001

Noninterest income
Equity portfolio restructuring gains	$436	$—
Bond portfolio restructuring gains	195	—
Equity method income (loss)	23	(102)
Gain on sale of properties	1,013	—
Noninterest expense
Amortization of intangibles	(328)	(447)

Total other items	$1,339	$(549)

Other items, net of tax	$974	$(374)

Notes: Applicable ratios are annualized.

*	- Noninterest expense divided by the sum of taxable equivalent net interest income plus noninterest income less gain on sale of securities.

First Charter Corporation and Subsidiaries	(NASDAQ: FCTR)
Quarterly Earnings Release

	For the Six Months Ended		Increase (Decrease)

(Dollars in thousands, except per share data)	6/30/2002	6/30/2001	Amount	Percentage

INCOME STATEMENT
Interest income — taxable equivalent	$99,372	$110,437	$(11,065)	(10.0)%
Interest expense	42,315	57,734	(15,419)	(26.7)

Net interest income — taxable equivalent	57,057	52,703	4,354	8.3
Less: Taxable equivalent adjustment	899	976	(77)	(7.9)

Net interest income	56,158	51,727	4,431	8.6
Provision for loan losses	4,345	1,940	2,405	124.0

Net interest income after provision for loan losses	51,813	49,787	2,026	4.1
Noninterest income	22,622	17,234	5,388	31.3
Noninterest expense	48,878	40,921	7,957	19.4

Income before income taxes	25,557	26,100	(543)	(2.1)
Income taxes	6,977	8,385	(1,408)	(16.8)

Net income	$18,580	$17,715	$865	4.9%

EARNINGS PER SHARE DATA
Basic	$0.60	$0.56	$0.04	7.1%
Diluted	0.60	0.56	0.04	7.1
Weighted average shares — basic	30,814,127	31,708,003
Weighted average shares — diluted	31,046,469	31,870,134
Dividends paid on common shares	$0.36	$0.36	$—	—%

PERFORMANCE RATIOS
Return on average assets	1.09%	1.19%
Return on average equity	11.63	11.29
Efficiency — taxable equivalent (*)	65.23	58.97

	For the Six Months Ended

SCHEDULE OF OTHER ITEMS INCLUDED IN EARNINGS	6/30/2002	6/30/2001

Noninterest income
Equity portfolio restructuring gains	$1,270	$—
Bond portfolio restructuring gains	2,265	—
Equity investment write down	(20)	(144)
Equity method income (loss)	(2,936)	9
Gain on sale of properties	1,013	—
Noninterest expense
Amortization of intangibles	(667)	(937)

Total other items	$925	$(1,072)

Other items, net of tax	$672	$(729)

Notes: Applicable ratios are annualized.

*	- Noninterest expense divided by the sum of taxable equivalent net interest income plus noninterest income less gain on sale of securities.

First Charter Corporation and Subsidiaries	(NASDAQ: FCTR)
Quarterly Earnings Release

	As of/For the Six Months Ended		Increase (Decrease)

(Dollars in thousands, except per share data)	6/30/2002	6/30/2001	Amount	Percentage

BALANCE SHEET
ASSETS:
Cash and due from banks	$93,287	$75,696	$17,591	23.2%
Federal funds sold	948	902	46	5.1
Interest earning bank deposits	16,513	4,439	12,074	272.0
Securities available for sale	1,104,995	938,951	166,044	17.7
Loans
Commercial	1,130,425	1,089,482	40,943	3.8
Real estate	574,761	572,004	2,757	0.5
Home equity	270,282	200,537	69,745	34.8
Installment	150,351	107,864	42,487	39.4

Total loans	2,125,819	1,969,887	155,932	7.9
Less: Unearned income	(254)	(222)	(32)	14.4
Allowance for loan losses	(27,213)	(28,049)	836	(3.0)

Loans, net	2,098,352	1,941,616	156,736	8.1

Other assets	176,160	177,385	(1,225)	(0.7)

Total assets	$3,490,255	$3,138,989	$351,266	11.2%

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Deposits
Noninterest-bearing deposits	$282,324	$257,443	$24,881	9.7%
Interest checking and savings	390,270	369,995	20,275	5.5
Money market deposits	295,243	262,903	32,340	12.3
Time deposits	1,295,122	1,228,686	66,436	5.4

Total deposits	2,262,959	2,119,027	143,932	6.8
Other borrowings	847,752	643,483	204,269	31.7
Other liabilities	55,493	52,375	3,118	6.0

Total liabilities	3,166,204	2,814,885	351,319	12.5

Total shareholders’ equity	324,051	324,104	(53)	(0.0)

Total liabilities and shareholders’ equity	$3,490,255	$3,138,989	$351,266	11.2%

SELECTED AVERAGE BALANCES
Loans	$2,032,162	$2,005,554	$26,608	1.3%
Securities	1,116,197	763,425	352,772	46.2
Interest earning assets	3,157,038	2,779,599	377,439	13.6
Assets	3,435,191	2,992,241	442,950	14.8
Deposits	2,207,434	2,017,243	190,191	9.4
Interest bearing liabilities	2,807,945	2,385,932	422,013	17.7
Shareholders’ equity	322,214	316,544	5,670	1.8

	As of / For the Quarter Ended

	6/30/2002	3/31/2002	12/31/2001	9/30/2001	6/30/2001

MISCELLANEOUS INFORMATION
Common stock prices (daily close)
High	$20.5700	$19.4500	$18.4900	$18.4500	$18.7500
Low	17.3000	16.7500	15.8500	15.4600	15.1250
End of period	18.4500	18.6700	16.9100	16.3500	18.7500
Book Value	10.51	9.86	10.06	10.49	10.22
Market Capitalization	568,811,563	575,138,200	519,856,216	510,503,408	594,775,763
Weighted average shares — basic	30,829,356	30,798,728	31,197,190	31,314,550	31,719,241
Weighted average shares — diluted	31,098,379	30,993,981	31,364,373	31,545,721	31,906,705
End of period shares outstanding	30,829,895	30,805,474	30,742,532	31,223,450	31,721,374

First Charter Corporation and Subsidiaries	(NASDAQ: FCTR)
Quarterly Earnings Release

	As of / For the Quarter Ended

(Dollars in thousands, except per share data)	6/30/2002	3/31/2002	12/31/2001	9/30/2001	6/30/2001

INCOME STATEMENT
Interest income — taxable equivalent
Interest and fees on loans	$33,600	$32,920	$35,735	$39,155	$40,609
Interest on securities	16,239	16,543	15,764	15,898	15,165
Other interest income	38	32	129	62	96

Total interest income — taxable equivalent	49,877	49,495	51,628	55,115	55,870

Interest expense
Interest on deposits	12,694	13,749	16,781	19,704	20,638
Other interest expense	8,131	7,741	7,571	8,122	8,405

Total interest expense	20,825	21,490	24,352	27,826	29,043

Net interest income — taxable equivalent	29,052	28,005	27,276	27,289	26,827
Less: Taxable equivalent adjustment	444	455	462	466	479

Net interest income	28,608	27,550	26,814	26,823	26,348
Provision for loan losses	2,240	2,105	1,200	1,325	1,190

Net interest income after provision for loan losses	26,368	25,445	25,614	25,498	25,158

Noninterest income
Service charges on deposit accounts	4,781	4,665	4,255	3,689	3,568
Financial management income	679	668	339	569	640
Gain on sale of securities	989	3,763	1,026	824	282
Income (loss) from equity method investments	23	(2,959)	(524)	73	(102)
Mortgage loan fees	409	407	723	662	749
Brokerage services income	420	637	356	476	520
Insurance services income	2,114	2,231	1,866	1,959	1,865
Trading gains	322	420	1,530	829	233
Other noninterest income	1,957	1,096	1,612	1,275	1,059

Total noninterest income	11,694	10,928	11,183	10,356	8,814

Noninterest expense
Salaries and employee benefits	13,208	12,897	12,501	11,206	10,659
Occupancy and equipment	4,184	4,241	3,804	3,434	3,799
Data processing	828	622	615	601	494
Marketing	634	640	575	593	552
Postage and supplies	1,078	1,189	1,155	1,340	1,136
Professional services	1,719	1,662	2,531	1,614	1,418
Telephone	568	546	448	576	553
Amortization of intangibles	328	339	466	472	447
Other noninterest expense	1,775	2,420	2,671	2,056	1,820

Total noninterest expense	24,322	24,556	24,766	21,892	20,878

Income before taxes	13,740	11,817	12,031	13,962	13,094
Income taxes	3,751	3,226	3,881	4,502	4,223

Net income	$9,989	$8,591	$8,150	$9,460	$8,871

EARNINGS PER SHARE DATA
Basic	$0.32	$0.28	$0.26	$0.30	$0.28
Diluted	0.32	0.28	0.26	0.30	0.28
Dividends paid on common shares	0.18	0.18	0.18	0.18	0.18

PERFORMANCE RATIOS
Return on average assets	1.15%	1.03%	1.00%	1.18%	1.15%
Return on average equity	12.43	10.82	9.88	11.72	11.12
Efficiency — taxable equivalent (*)	61.18	69.82	66.16	59.46	59.05
Noninterest income as a percentage of total income	29.02	28.40	29.43	27.85	25.07
Equity as a percentage of total assets	9.28	8.92	9.28	9.78	10.33
Average earning assets as a percentage of average assets	92.21	91.58	92.56	92.86	93.00
Average loans as a percentage of average deposits	93.26	90.82	91.15	92.38	95.50

	As of /For the Quarter Ended

SCHEDULE OF OTHER ITEMS INCLUDED IN EARNINGS	6/30/2002	3/31/2002	12/31/2001	9/30/2001	6/30/2001

Noninterest income
Equity portfolio restructuring gains	$436	$834	$—	$—	$—
Bond portfolio restructuring gains	195	2,070	—	—	—
Equity investment write down	—	(20)	—	—	—
Equity method income (loss)	23	(2,959)	(524)	73	(102)
Gain on sale of properties	1,013	—	287	129	—
Noninterest expense
Amortization of intangibles	(328)	(339)	(466)	(472)	(447)

Total other items	$1,339	$(414)	$(703)	$(270)	$(549)

Other items, net of tax	$974	$(301)	$(479)	$(183)	$(374)

Notes: Applicable ratios are annualized.

     •     - Noninterest expense divided by the sum of taxable equivalent net interest income plus noninterest income less gain on sale of securities.

First Charter Corporation and Subsidiaries	(NASDAQ: FCTR)
Quarterly Earnings Release

	As of / For the Quarter Ended

(Dollars in thousands, except per share data)	6/30/2002	3/31/2002	12/31/2001	9/30/2001	6/30/2001

BALANCE SHEET
ASSETS:
Cash and due from banks	$93,287	$89,611	$134,084	$79,288	$75,696
Federal funds sold	948	1,363	1,161	—	902
Interest earning bank deposits	16,513	16,984	6,220	3,194	4,439
Securities available for sale	1,104,995	1,107,939	1,077,365	1,133,333	938,951
Loans
Commercial	1,130,425	1,114,469	1,099,353	1,137,570	1,089,482
Real estate	574,761	536,919	500,943	511,357	572,004
Home equity	270,282	241,078	228,169	212,763	200,537
Installment	150,351	137,271	126,621	125,707	107,864

Total loans	2,125,819	2,029,737	1,955,086	1,987,397	1,969,887
Less: Unearned income	(254)	(277)	(191)	(227)	(222)
Allowance for loan losses	(27,213)	(26,576)	(25,843)	(28,221)	(28,049)

Loans, net	2,098,352	2,002,884	1,929,052	1,958,949	1,941,616

Other assets	176,160	186,839	185,896	174,106	177,385

Total assets	$3,490,255	$3,405,620	$3,332,737	$3,348,870	$3,138,989

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Deposits
Noninterest-bearing deposits	$282,324	$257,864	$276,699	$262,331	$257,443
Interest checking and savings	390,270	383,145	378,341	370,120	369,995
Money market deposits	295,243	298,574	286,653	274,697	262,903
Time deposits	1,295,122	1,270,725	1,221,252	1,256,651	1,228,686

Total deposits	2,262,959	2,210,308	2,162,945	2,163,799	2,119,027
Other borrowings	847,752	836,769	808,512	806,141	643,483
Other liabilities	55,493	54,798	51,939	51,357	52,375

Total liabilities	3,166,204	3,101,875	3,023,396	3,021,297	2,814,885

Total shareholders’ equity	324,051	303,745	309,341	327,573	324,104

Total liabilities and shareholders’ equity	$3,490,255	$3,405,620	$3,332,737	$3,348,870	$3,138,989

SELECTED AVERAGE BALANCES
Loans	$2,080,227	$1,983,455	$1,977,638	$1,973,373	$1,968,304
Securities	1,130,552	1,101,683	1,001,763	977,176	904,758
Interest earning assets	3,219,754	3,093,516	3,005,225	2,957,440	2,881,629
Assets	3,491,715	3,377,791	3,246,863	3,184,788	3,098,598
Deposits	2,230,620	2,183,990	2,169,743	2,136,217	2,060,997
Interest bearing liabilities	2,859,137	2,756,185	2,605,572	2,565,744	2,484,604
Shareholders’ equity	322,397	321,966	327,410	320,242	319,968

First Charter Corporation and Subsidiaries	(NASDAQ: FCTR)
Quarterly Earnings Release

	As of / For the Quarter Ended

(Dollars in thousands, except per share data)	6/30/2002	3/31/2002	12/31/2001	9/30/2001	6/30/2001

ASSET QUALITY ANALYSIS
Allowance for Loan Losses
Beginning balance	$26,576	$25,843	$28,221	$28,049	$28,049
Provision for loan losses	2,240	2,105	1,200	1,325	1,190
Charge-offs	(1,778)	(1,557)	(3,719)	(1,372)	(1,365)
Recoveries	175	185	141	219	175

Net charge-offs	(1,603)	(1,372)	(3,578)	(1,153)	(1,190)

Ending balance	$27,213	$26,576	$25,843	$28,221	$28,049

Nonperforming Assets and Loans 90 days or more past due accruing interest
Nonaccrual loans	$30,656	$27,558	$23,824	$26,502	$28,605
Other real estate	8,367	7,208	8,049	3,067	3,454

Total nonperforming assets	39,023	34,766	31,873	29,569	32,059

Loans 90 days or more past due accruing interest	—	38	152	114	199

Total	$39,023	$34,804	$32,025	$29,683	$32,258

Asset Quality Ratios
Nonaccrual loans as a percentage of total loans	1.44%	1.36%	1.22%	1.33%	1.45%
Nonperforming assets as a percentage of total assets	1.12	1.02	0.96	0.88	1.02
Nonperforming assets as a percentage of total loans and other real estate	1.83	1.71	1.62	1.49	1.62
Net charge-offs as a percentage of average loans (annualized)	0.31	0.28	0.72	0.23	0.24
Allowance for loan losses as a percentage of loans	1.28	1.31	1.32	1.42	1.42
Ratio of allowance for loan losses to:
Net charge-offs	4.23x	4.78x	1.82x	6.17x	5.88x
Nonaccrual loans	0.89	0.96	1.08	1.06	0.98

	As of / For the Six Months Ended		Increase (Decrease)

	6/30/2002	6/30/2001	Amount	Percentage

Allowance for Loan Losses
Beginning balance	$25,843	$28,447	$(2,604)	(9.2)%
Provision for loan losses	4,345	1,940	2,405	124.0
Allowance related to loans sold and securitized	—	(417)	417	(100.0)
Charge-offs	(3,335)	(2,315)	(1,020)	44.1
Recoveries	360	394	(34)	(8.6)

Net charge-offs	(2,975)	(1,921)	(1,054)	54.9

Ending balance	$27,213	$28,049	$(836)	(3.0)%

Asset Quality Ratios
Net charge-offs as a percentage of average loans (annualized)	0.30%	0.19%
Ratio of allowance for loan losses to net charge-offs (annualized)	4.54x	7.24x

	For the Quarter Ended

	6/30/2002	3/31/2002	12/31/2001	9/30/2001	6/30/2001

ANNUALIZED INTEREST YIELDS / RATES (*)
Interest income:
Yield on loans	6.48%	6.73%	7.17%	7.87%	8.28%
Yield on securities	5.75	6.01	6.29	6.51	6.70

Yield on interest earning assets	6.21	6.46	6.83	7.41	7.77

Interest expense:
Cost of interest bearing deposits	2.58	2.89	3.50	4.15	4.56
Cost of borrowings	3.67	3.80	4.27	4.72	5.03

Cost of interest bearing liabilities	2.92	3.16	3.71	4.30	4.69

Interest rate spread	3.29	3.30	3.12	3.11	3.08

Net yield on earning assets	3.61%	3.64%	3.62%	3.68%	3.73%

Notes: Applicable ratios are annualized.

•	- Fully taxable equivalent yields.